Exhibit 99.1

Response Biomedical Corp. Announces
Fourth Quarter and Fiscal 2013 Financial Results

VANCOUVER, British Columbia – March 13, 2014 - Response Biomedical Corp. (“Response” or “the Company”) (TSX: RBM, OTCBB: RPBIF) today reported financial results for the fourth quarter and year ended December 31, 2013 including improved margins and reduced operating costs on revenues that were minimally lower than 2012.

Financial highlights for fiscal year 2013 include the following (all comparisons are with fiscal year 2012):

●	Product sales of $11.53 million, down 2% compared with $11.75 million
●	Gross margin of 42.9%, up 6.8 percentage points compared with 36.1%
●	Operating expenses of $8.15 million, down 4% compared with $8.45 million
●

GAAP Net loss of $(6.00 million), or $(0.89) per share, compared with $(5.28 million), or $(0.82) per share. Excluding the non-cash warrant liability valuation adjustment, Adjusted Net loss was $(3.88 million) compared with $(4.92 million)

●	Adjusted EBITDA loss of $(1.68 million), compared with $(2.61 million)
●	Completed a private placement financing for net proceeds of $2.8 million

Financial highlights for the 2013 fourth quarter include the following (all comparisons are with the 2012 fourth quarter):

●	Product sales of $3.13 million, up 3% compared with $3.05 million
●	Gross margin of 47.2%, up 11.6 percentage points compared with 35.6%
●	Operating expenses of $2.05 million, up 18% compared with $1.74 million
●

GAAP Net income of $3.17 million, or $0.43 per share, compared with $693,000, or $0.11 per share. Excluding the non-cash warrant liability valuation adjustment, Adjusted Net loss was $(769,000) compared with $(804,000)

●	Adjusted EBITDA loss of $(235,000), compared with $(253,000)
●	Secured a term loan for up to US $2.5 million in February 2014

Response’s Chief Executive Officer, Jeff Purvin, commented on Response’s 2013 performance, saying “In addition to markedly increasing our gross margin during the year, we increased or maintained our sales levels almost everywhere in the world, except for in China. This is because we are implementing an entirely new business strategy in China, a country which has historically represented more than 60% of our annual sales. After almost two years worth of effort, we gained China regulatory clearances for our products during the fourth quarter of 2013. This allowed us to quickly take action to improve the quality of our distribution channels in China. Soon after obtaining our regulatory clearances, our relationships with our two original distributors in China ended and we promptly replaced them with two new distributors who we believe are substantially better motivated and qualified to grow our sales in China. Sales to our new distributors in China in the fourth quarter replaced the quarter’s drop in sales from our two original distributors while sales in the rest of the world were essentially unchanged compared to the same quarter last year.”

Mr. Purvin added, “We plan to add other sources of increased distribution in China in the future, further increasing our growth potential in the country. In addition to the major changes we are making in China, we have also substantially enhanced our US sales strategy. We engaged a new 50-person contract sales force to start selling for us in the US in Q4, 2013. For comparison, this large new sales resource replaced a much more limited direct selling effort last year. In addition, we hired a very reputable, new telesales organization to help us to quickly expand Response’s brand awareness among the largest US hospitals and to prospect for well-qualified leads to feed our new contract sales force. Outside of the US, we added new distributors in Romania, the Middle East and Mexico and we anticipate adding additional distributors outside of the US during 2014.”

”We obtained a net $2.8 million in new equity financing during the fourth quarter as well as a US $2.5 million term loan from Silicon Valley Bank in Q1, 2014, to provide the investment and working capital necessary to implement our new plan. All of the changes we are making now will take time to take full effect. But, because of the quality and quantity of the changes we’ve made, I feel confident that this plan will allow Response Biomedical to accelerate revenue growth and continue to speed progress toward profitability,” concluded Mr. Purvin.

Financial results for the year ended December 31, 2013

●	Product sales decreased 2% to $11.5 million for the year ended December 31, 2013 compared to $11.7 million for the previous year ended December 31, 2012:

o	Cardiovascular sales have decreased 7%, or $0.7 million, primarily due to reduced sales in China as a result of the transition to new distribution partners; and

o

Infectious Disease sales have increased 160%, or $0.3 million compared to 2012, due to the seasonal increase in demand for Influenza sales in the first quarter of 2013. Biodefense and West Nile Virus sales have also increased 32%, or $0.2 million.

●	Gross margin improved to 42.9% for the year ended December 31, 2013, compared to a gross margin of 36.1% in 2012. This increase is primarily due to the following:

o	Response implemented numerous manufacturing efficiencies in 2013 and reduced component material costs by purchasing from more economical suppliers;

o	An increase in the sales of Infectious Disease, West Nile Virus, and Biodefense, which are higher margin products; and

o	A net decrease in inventory provisions and writedowns.

●

Operating expenses decreased by 4% to $8.1 million for the year ended December 31, 2013 compared to $8.4 million in 2012. The decrease is primarily due to a decrease of $0.6 million in research and development costs primarily related to the timing of development and regulatory work as the development and CE Mark approval of our D-dimer assay was completed in 2012; a decrease of $0.5 million in recruiting and relocation expenses and consulting costs incurred in 2012 due to the hiring of a permanent CEO and CFO in the third quarter of 2012 along with a reduction in legal expenses. These decreases were partially offset by an increase of $0.8 million in sales and marketing expenses in both North America and China as a result of additional personnel and marketing expenditures.

●

Adjusted EBITDA for the year ended December 31, 2013 was negative $1.7 million compared to negative $2.6 million in 2012. Adjusted EBITDA excludes, for the applicable periods, interest expense, interest income, income tax, depreciation and amortization, stock-based compensation expense, and the non-cash unrealized loss on the revaluation of the warrant liability. We believe that this non-GAAP measure may be useful to investors to analyze the results of our business as we use this non-GAAP measure internally to evaluate our financial results. A reconciliation between net loss and comprehensive loss and Adjusted EBITDA is included below.

●

GAAP Net loss for the year totaled $6.0 million, or $0.89 per basic and diluted share, compared to a $5.3 million GAAP Net loss, or $0.82 per basic and diluted share, in the comparative 2012 period. The increase in the loss was primarily due to a $1.8 million increase in the unrealized loss on revaluation of the warrant liability offset by the improvement in gross margin and decrease in operating expenses described above.

●

Adjusted Net loss decreased by $1.0 million to $3.9 million from the $4.9 million Adjusted Net loss in 2012. We also believe that this non-GAAP measure, along with Adjusted EBITDA, may be useful to investors to analyze the results of our business because it excludes the often volatile, non-cash unrealized change in the valuation of the Company’s warrant liability. A reconciliation between Net loss and comprehensive loss and Adjusted Net loss is included below.

Financial results for the quarter ended December 31, 2013

●

Product sales increased 3% for the quarter ended December 31, 2013 compared to the same period in 2012 due to new distributors’ sales exceeding reductions in former distributors’ sales primarily in China.

●

Gross margin increased to 47.2% for the quarter ended December 31, 2013, compared to a gross margin of 35.6% for the same period in 2012 primarily due to a product mix of higher margin products, manufacturing efficiencies, a reduction in material costs and a net decrease in inventory provisions and writedowns.

●

Operating expenses increased to $2.1 million for the quarter ended December 31, 2013, compared to $1.7 million in 2012. This increase is primarily due to an increase of $0.2 million in research and development costs due to a decrease in government funding received supporting personnel costs along with an increase in salaries and wages and an increase in development costs as a result of the timing of new development projects. In addition, there was an increase of $0.2 million in sales and marketing expenses in both North America and China as a result of additional personnel and marketing expenditures.

●

Adjusted EBITDA for the quarter ended December 31, 2013 was negative $0.2 million compared to negative $0.3 million in 2012. A reconciliation between Net income and comprehensive income and Adjusted EBITDA is included below.

●

GAAP Net income for the quarter ended December 31, 2013 totaled $3.1 million compared to $0.7 million in the comparative 2012 period. The increase in GAAP Net income is the result of a $2.4 million increase in the unrealized gain on the revaluation of the warrant liability primarily due to the change in our share price which is an input into the valuation model.

●

Adjusted Net loss remained unchanged at $0.8 million in the quarters ended December 31, 2013 and 2012. Refer to the reconciliation below between Net income and comprehensive income and Adjusted Net loss.

●

Cash and cash equivalents as of December 31, 2013 were $3.0 million compared to $2.1 million as of December 31, 2012. On February 11, 2014, the Company announced that it had secured a US $2.5 million term loan from Silicon Valley Bank.

For a further discussion of the Company’s financial results for the year ended December 31, 2013, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.responsebio.com, SEDAR (Canada) www.sedar.com or EDGAR (U.S.) www.sec.gov/edgar/searchedgar/webusers.htm. Information at these sites is typically available within 24 hours of the distribution of the news release.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with United States Generally Accepted Accounting Principles (GAAP) and on an “adjusted” (or non-GAAP) basis for the quarter and year ended December 31, 2013 and 2012. We believe that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliation of GAAP Net income (loss) and comprehensive income (loss) to Adjusted EBITDA and Adjusted Net loss are included in the tables below to facilitate a reader’s understanding of the impact of these adjustments to our GAAP financial results and are not intended to place any undue prominence on our Adjusted EBITDA and/or our Adjusted Net loss.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® Platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® Platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin.

Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC Bulletin Board under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about Response Biomedical Corp. Examples of forward-looking statements in this press release include statements regarding our belief that our China regulatory clearances for our products has allowed us to quickly take action to improve the quality of our distribution channels in China, our belief that our two new distributors are substantially better motivated and qualified to grow our sales in China, our plan to add other sources of increased distribution in China in the future which we believe will further increase our growth potential in the country, our belief that we have substantially enhanced our US sales strategy and that our new telesales organization will help us to quickly expand our brand awareness among the largest US hospitals and help us to prospect for well-qualified leads to feed our new contract sales force, our expectation that we will add additional distributors outside of the US during 2014, our expectation that our recent equity financing and term loan will provide investment and working capital necessary to implement our new plan, our expectation that all of the changes we are making now will take time to take full effect and our confidence that the quality and quantity of the changes we’ve made will allow Response Biomedical to accelerate revenue growth and continue to speed progress toward profitability. These statements are only predictions based on our current expectations and projections about future events. Although we believe the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, our business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many factors may cause the Company’s actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Current Reports on Form 8-K, our Annual Information Form and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements contained in this news release are current as of the date hereof and are qualified in their entirety by this cautionary statement. Except as expressly required by applicable securities laws, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Selected Financial Data (in thousands of Canadian dollars except per share data):

	Three months ended December 31 (unaudited),		Year ended December 31,
	2013	2012	2013	2012
Product sales	$3,134	$3,051	$11,531	$11,750
Cost of sales	1,654	1,964	6,588	7,504
Gross profit	$1,480	$1,087	$4,943	$4,246
Gross margin on product sales	47.2%	35.6%	42.9%	36.1%
Operating expenses	2,052	1,736	8,147	8,449
Other (income)/expenses	(3,744)	(1,342)	2,794	1,078
Net income/(loss) and comprehensive income/(loss)	$3,172	$693	$(5,998)	$(5,281)
Earnings (loss) per share - basic	$0.43	$0.11	$(0.89)	$(0.82)
Earnings (loss) per share - diluted	$(0.10)	$0.11	$(0.89)	$(0.82)

Reconciliation of GAAP Net Loss to Adjusted EBITDA (in thousands of Canadian dollars):

For the year ended December 31,	2013	2012
Adjusted EBITDA	$(1,681)	$(2,613)
Interest expense	696	734
Interest income	(15)	(22)
Income tax expense	41	-
Depreciation and amortization	821	978
Stock-based compensation	660	614
Unrealized loss on revaluation of warrant liability	2,114	364
Net loss and comprehensive loss	$(5,998)	$(5,281)

	Unaudited
For the quarter ended December 31,	2013	2012
Adjusted EBITDA	$(235)	$(253)
Interest expense	171	180
Interest income	(5)	(3)
Income tax expense	14	-
Depreciation and amortization	200	252
Stock-based compensation	154	122
Unrealized gain on revaluation of warrant liability	(3,941)	(1,497)
Net income and comprehensive income	$3,172	$693

Reconciliation of Adjusted Net Loss to GAAP Net Loss (in thousands of Canadian dollars):

For the year ended December 31,	2013	2012
Adjusted Net loss	$(3,884)	$(4,917)
Unrealized loss on revaluation of warrant liability	2,114	364
Net loss and comprehensive loss	$(5,998)	$(5,281)

	Unaudited
For the quarter ended December 31,	2013	2012
Adjusted Net loss	$(769)	$(804)
Unrealized gain on revaluation of warrant liability	(3,941)	(1,497)
Net income and comprehensive income	$3,172	$693

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604-456-6010
Chief Financial Officer
ir@responsebio.com